    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997
                                            REGISTRATION STATEMENT NO. 333-19789

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                               AMENDMENT NO. 1
                                      TO

                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                           WANG LABORATORIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            7372                       04-2192707
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                            ----------------------

                           600 TECHNOLOGY PARK DRIVE
                        BILLERICA, MASSACHUSETTS 01821
                                (508) 967-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ----------------------

                             ALBERT A. NOTINI, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821
                                 (508) 967-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ----------------------

                                  COPIES TO:

                           PATRICK J. RONDEAU, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                (617) 526-6000

                            ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION; DATED JANUARY 14, 1997

PROSPECTUS

                        285,729 SHARES OF COMMON STOCK,
                                $0.01 PAR VALUE

                            WANG LABORATORIES, INC.

     This Prospectus covers the resale of 285,729 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Wang Laboratories, Inc. (the "Company") currently outstanding and being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

     The Selling Stockholders may sell, from time to time, the shares of Common Stock offered hereby in the over-the-counter market, in negotiated transactions, in ordinary brokerage transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1997.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

     "Wang" is a registered trademark of Wang Laboratories, Inc. The text of this prospectus also contains references to trademarks of other companies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;


          (3) The Company's Current Reports on Form 8-K dated May 10, 1996 (as amended by Form 8-K/A filed on July 2, 1996), July 24, 1996, August 13, 1996, August 29, 1996 (as amended by Form 8-K/A filed on November 12, 1996) and January 30, 1997; and


          (4) The Company's Registration Statement on Form 8-A dated September 27, 1993 registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 600 Technology Park Drive, Billerica, Massachusetts, 01821, telephone (508) 967-5000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the Common Stock offered hereby.

     Brief Operating History Subsequent to Chapter 11 Reorganization; Noncomparability of Historical Financial Information. On September 30, 1993, the Company's reorganization plan (the "Reorganization Plan") was confirmed after the Company had operated under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") since August 18, 1992. In connection with the Chapter 11 proceeding, the Company substantially reduced its debt, restructured significant obligations, disposed of a variety of unprofitable assets, rejected unfavorable contracts, reduced expenses and made significant progress in realigning the focus of its overall business. The bulk of these activities, including the reduction of debt, restructuring of outstanding obligations and rejection of unfavorable contracts, could only have been accomplished under the protection of Chapter 11 and should not be regarded as indicative of the Company's ability to do so in the future.

     Moreover, as a result of the adoption of "fresh-start" reporting, as required by Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" issued by the American Institute of Certified Public Accountants, effective as of September 30, 1993, the Company's assets and liabilities were adjusted to fair values and the Company's accumulated deficit as of September 30, 1993 was eliminated. Historical financial information of the predecessor company, therefore, cannot be viewed as indicative of the Company's future financial performance, and financial statements for periods after September 30, 1993 are not comparable to financial statements for prior periods.

     Implementation of Business Strategy. The Company's strategy is to build upon internal growth in its targeted segments of the software and information technology services markets with strategic alliances and acquisitions designed to complement Wang's core competencies. The Company's ability to implement this strategy fully over the long term, and the ultimate success of this strategy, are subject to a broad range of uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that the Company will be able to implement required strategic relationships or acquisitions, or, if entered into, that such strategic relationships or acquisitions will in fact further the implementation of the Company's business strategy. The Company's existing strategic relationships with Microsoft Corporation ("Microsoft") and Kodak Business Imaging Systems ("Kodak") are subject to a variety of uncertainties, including possible evolutions in technology, business relationships or strategic plans of the parties which may, in the future, result in the termination of, or a change in the nature of or in the expectations with respect to, such strategic relationships. The Company's relationship with Microsoft also includes certain contractual obligations, which, if not satisfied, could allow Microsoft to terminate all or a portion of the relationship. In addition, there can be no assurance that any of the Company's acquisitions or strategic alliances will result in longterm benefits to the Company, or, with respect to one or more significant acquisitions, that the Company and its management will be able to effectively assimilate and manage the resulting business. The Company evaluates such transactions regularly, and one or more such transactions could occur at any time.

     Currently, a significant portion of the Company's revenues are attributable to the servicing, upgrading and enhancement of its installed base of VS and other traditional proprietary systems, which revenues the Company expects will continue to decline during the current fiscal year at a rate of 20% to 25% per annum. As the Company's proprietary revenues decline, individual customer losses may have a significant effect on the rate of decline. The Company's continued growth is predicated on the business strategy described above (including the acquisition of new customer service and network integration businesses) more than offsetting the decline in revenues from traditional sources. To the extent that there are delays and difficulties in the implementation of the Company's strategy, or that the decline in revenues from traditional sources is more rapid than anticipated, the Company's results of operations and the price of its equity securities could be adversely affected.

     Competition. The information technology industry, including the work management software and outsourcing service and support markets, is intensely competitive and undergoing rapid change. Competition is vigorous in all parts of the worldwide market for work management software, software for the expanding Internet marketplace and office-related software and services. The Company's competitors are numerous and vary widely in market position, size and resources. Some have substantially greater resources, including larger research and engineering staffs and larger marketing organizations than the Company. Competitors differ significantly depending upon the market, customer and geographic area involved. In many of the Company's markets, traditional computer hardware companies provide the most significant competition. The Company must also compete, particularly in the market for open systems application software and imaging technology, with newer, smaller businesses with more limited resources, but which have, in a number of cases, been able to develop and bring to market significant products with highly competitive technological features. There can be no assurance that the Company will have the technical resources to be able to introduce competitive software products on a timely basis, invest in research and development activity on the same basis as its competitors, or otherwise be able to develop new software and enhancements to current software on a timely basis. In addition, the third-party maintenance and support and IT outsourcing markets are extremely competitive, and many other organizations, including hardware-independent service organizations, compete for the provision of maintenance and service to users. In addition, firms not now in direct competition with the Company, including large software development and sales companies, may in the future introduce competing products or services.

     Possible Volatility of Price of Common Stock. Factors such as announcements of technological innovations or new products by the Company, its competitors or other third parties, quarterly variations in the Company's results of operations, and changes in overall industry conditions may all affect the market prices of the Common Stock and cause it to fluctuate significantly. In addition, because the Company does not have a significant history of financial results since its reorganization, and because post-reorganization results are not comparable with those prior to and during the Chapter 11 proceeding, uncertainties concerning the financial performance of the Company on a sustained basis may increase the volatility of the market prices of the Common Stock. Furthermore, the market price of the stocks of many high technology companies have experienced wide fluctuations that have not necessarily been related to the operating performance of the individual companies.

     International Operations. International revenues in recent years have accounted for approximately one-half of the Company's total revenues. The Company's international operations are subject to all of the risks normally associated with international sales, including changes in regulatory compliance requirements, compliance costs associated with International Standards Organization (ISO) 9000 quality control standards, special standards requirements, exposure to currency fluctuations, exchange rates, tariffs and other barriers, difficulties in staffing and managing international subsidiary operations, potentially adverse tax consequences and country-specific product requirements. While the Company attempts to reduce its currency exposure, there can be no assurance that it will not experience significant losses on international currency fluctuations. In addition, effective intellectual property protection may not be available in every foreign country in which the Company's products are distributed.

     Dependence on Government Revenue. In fiscal 1996 the Company derived approximately 22% of its revenues from branches or agencies of the United States government, and derived significant additional revenues from agencies of various foreign governments. A significant portion of the Company's United States federal government revenues comes from orders under government contract or subcontract awards, which involves the risk that the failure to obtain an award, or a delay on the part of the government agency in making the award or of ordering or paying for products under an awarded contract, could have an impact on the financial performance of the Company for the period in question. Other risks involved in government sales are the larger discounts (and thus lower margins) often involved in government sales, the unpredictability of funding for various government programs, and the ability of the government agency to unilaterally terminate the contract. Revenues from the United States government and government agencies are received under a number of different contracts and from a number of different government agencies and departments. Most sources of government revenues are independent of each other, although occasionally orders under one contract or from one government agency may be linked with orders under another contract or from another agency (so that if one order or contract were canceled, it is likely that the other would also be canceled).

     Nature of Contracts. Changes in the marketplace may significantly affect management's estimates and the Company's financial performance. Many of the Wang's commercial contracts are for a fixed price and are long-term in duration, which subjects the Company to substantial risks relating to unexpected cost increases and other factors outside the control of the Company. Revenues and profits on such contracts are recognized using estimates and actual results, when known, may differ from such estimates. In addition IT outsourcing contracts in particular often contain provisions which allow for termination for convenience, SLA compliance, penalties and the competitive procurement process. Such contracts often require high expenditures and long lead times with no assurance of success.

     Superior Rights of Preferred Stock. The Board of Directors of the Company is authorized under the Company's Certificate of Incorporation, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), in one or more series. Of the 5,000,000 authorized shares of Preferred Stock, 90,000 shares have been designated as 4 1/2% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), all of which shares have been issued, and 143,750 shares have been designated as 6 1/2% Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"). The rights of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of the Series A Preferred Stock and the Series B Preferred Stock and any other series of Preferred Stock that the Company may designate and issue in the future. In particular, before any payment or distribution is made to holders of Common Stock upon the liquidation, dissolution or winding-up of the Company, holders of both the Series A Preferred Stock and the Series B Preferred Stock are entitled to receive a liquidation preference of $1,000.00 per share, plus accrued and unpaid dividends. The holders of the Series A Preferred Stock and the Series B Preferred Stock also have various rights, preferences and privileges with respect to dividends, redemption, voting, conversion and registration under the Securities Act.

     Potential Dilution Attributable to Intercompany Convertible Instruments, Privately Placed Stock and Warrants. The Company may, from time to time, in its sole discretion, issue an aggregate of up to 50,000 units of Intercompany Convertible Instruments to certain of its foreign subsidiaries in order to increase the capitalization of such subsidiaries and help the Company maintain its worldwide network of sales and service operations. At the present time, 49,225 Intercompany Convertible Instruments have been issued. The Intercompany Convertible Instruments are redeemable for cash at $1,000.00 per unit by the Company at any time and convertible at the election of the holder into $1,000.00 worth of Common Stock per unit at a conversion price equal to the greater of the then market price per share of the Company's Common Stock or $4.00. Also, 5,411,900 shares of Common Stock are issuable upon conversion of the outstanding shares of Series B Preferred Stock, and approximately 3,913,100 shares of Common Stock are issuable upon conversion of the outstanding shares of Series A Preferred Stock. In addition, the Company has issued and there are outstanding 7,500,000 warrants to purchase shares of Common Stock at an exercise price of $21.45 per share (the "Warrants"). The Warrants were issued under the Company's Reorganization Plan to holders of equity interests in the predecessor company. Any conversion of the Intercompany Convertible Instruments or the Preferred Stock or exercise of the Warrants could dilute the relative interest of holders of outstanding Common Stock.

     Anti-takeover Provisions. The Company's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law contain provisions which could have the effect of delaying or preventing transactions that might result in a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then-current market price, and may limit the ability of stockholders to approve transactions that they deem to be in their best interests.

                                  THE COMPANY

     Wang (together with its subsidiaries, "Wang" or the "Company") develops and markets software for applications in work management (workflow, imaging, computer output to laser disk (COLD) and document and storage management), and provides consulting, integration, support and outsourcing services worldwide for computer and telecommunication systems, local and wide area networks, and Internet and intranet operations. The Company's software and services enable its customers to realize improvements in productivity, quality and responsiveness through the definition, automation, management, measurement and outsourcing of critical business processes. The Company's customers include businesses, institutions and governments of varying sizes around the world.

Business Strategy

     Wang's business strategy is as follows:

     - to be a worldwide leader in work management software for client/server open systems.

     - to be a major worldwide provider of integration, support and outsourcing services for desktops and networks.

     - to continue to provide support for current VS customers and GCOS customers and upgrades and interoperability options for VS customers.

     The Company is taking advantage of the opportunities created by recent developments in the information processing industry by focusing on particular segments in which it has the technological, professional and marketing expertise to offer both software and services that will permit its customers and clients to increase their productivity in the office and workplace, and by supporting its significant base of existing VS customers in maintaining and enhancing their systems or in transitioning to the open client/server model of computing.

Software

     The Software Business has worldwide responsibility for all aspects of the Company's work management software and for application builder software as well as related professional services.

     Workflow. The Company's OPEN/workflow applications are designed to address efforts to increase office productivity in various sectors of industry and government. The Company believes that the amount of data that can be stored and processed through computer systems has increased the need to develop new applications, which will permit that information to be processed in a coherent, timely and effective manner. To achieve that goal, the Company believes that office computer systems must take maximum advantage of new software capabilities to streamline the underlying work process.

     On July 21, 1995, Wang acquired Sigma Imaging Systems, Inc. ("Sigma") to leverage its relationship with Microsoft. Sigma's product line of workflow and imaging software is specifically designed to complement Microsoft's Back Office suite of Windows NT server applications. The Sigma software is modular and can grow from a small departmental system to a very large environment, processing over 500,000 pages per day. The software can also route and track electronic work packets among thousands of workers throughout large organizations. Additionally, the Sigma software includes remote workstation software that makes imaged documents available with minimal response time at off-site locations such as branch offices or employees' homes.

     Wang's workflow software enables customers to organize, automate, manage and integrate their work processes with many existing PC, networking and other office systems. The software features a graphical user interface and comprehensive business measurement tools to facilitate workflow development, measurement and management.

     Imaging. Wang believes that image processing is an essential component in effectively automating the office to take full advantage of advances in open computing and client/server architecture. Today's imaging technology offers businesses and organizations that require large volumes of paper processing (e.g., insurance companies, banks, hospitals and governments) the opportunity to realize significant increases in productivity, quality and service in their offices. For example, using Wang's imaging technology in a Microsoft environment, a claims adjuster can retrieve images of an accident, annotate them, enlarge or reconfigure them and forward or distribute copies of the images to third parties, without any requirement for physical reproduction. This application alone can greatly increase the efficiency and flexibility of claims processing, while enhancing the security and integrity of the image record and eliminating wasteful paperwork.

     The Company has a long history with imaging products. The Wang PIC (Professional Image Computer), introduced more than ten years ago, enabled users to capture and edit images as well as merge, store, retrieve and transmit images electronically. The Company expanded this technology to its WIIS (Wang Integrated Image Systems), VS minicomputer-based systems, which integrate images with data and text and provide automation tools for many customers with image-intensive work processes. WIIS allows paper-based information to be captured, indexed, stored, retrieved and used throughout an organization, and to become part of the mainstream of an information system. Particular utilities now allow customers to run WIIS on a client/server hardware system. With these utilities, customers can run the VS minicomputer as an image or application server and run the client applications on their workstations to access the image data.

     The Company has continued its momentum in the imaging market with its OPEN/image products, introduced in mid-1992. This software builds on the functionality of WIIS and expands imaging solutions to UNIX-based systems. OPEN/image software allows customers to easily create new image processing applications or add imaging capabilities to existing applications on a broad range of hardware platforms.

     Storage Management. In December 1995, the Company acquired Avail Systems Corporation ("Avail"), a leading company in the market for hierarchical storage management ("HSM") software intended to create expansive disk space for storing, archiving and retrieving information on or from information networks. Avail software determines the frequency of use of information stored on the network and automatically moves less frequently used information to optical disk or magnetic tape, thereby freeing up relatively more expensive disk space for the storage of more frequently used information. Wang is working with Microsoft to co-develop the Avail HSM software line for inclusion in future Microsoft product releases. While the market for storage management technology is in its early stages of development, the Company believes that the Avail HSM software, coupled with Wang's resources, its alliance with Microsoft and its acquisition of Sigma, will strengthen Wang's position as a provider of critical imaging and workflow applications.

     COLD. COLD allows companies that generate and manage large quantities of computer generated paper output (either on computer paper or on microfilm) to store, archive and retrieve information electronically on optical disk drives. This provides better retrieval times and increased customer service. Companies such as credit card processing firms and credit unions can manage many months of customer information on-line in optical media instead of removing the data and storing it on microfiche or in stacks of computer paper. Wang's OPEN/cold+ product, introduced in 1994, allows these customers to store the information on optical drives.


     On January 29, 1997 Wang and Kodak signed a definitive agreement whereby Kodak would acquire Wang's software business unit for $260 million in cash.


Services

     Wang has a long history of providing office automation and systems integration services, including the design, project management, application design, installation, ongoing support and administration of a network or interconnected networks. Additionally, the Company is a leading independent provider of maintenance and support services, network integration, installation and other value-added services to customers worldwide. With the acquisition of I-NET, Inc. ("I-NET") Wang believes that it can now provide a full, worldwide suite of services, including IT outsourcing services, from the desktop through local area networks (LANS) and wide area networks (WANS) to the Internet.

     Wang focuses on assisting customers in maximizing the effectiveness of their organizations by using client/server technologies. Wang has designed, integrated and installed more than 5,000 LANs (since the mid-1980s) and 35,000 VS systems, including 10,000 electronic mail systems (since the late 1970s), around the world. Wang also helps customers procure and integrate client/server solution components. Through a number of relationships with major technology providers, including IBM, Hewlett-Packard, Novell, Packard Bell and Compaq, Wang offers customers leading hardware and software on a "one-stop" basis. The Company has extensive LAN and office network design and implementation expertise.. Wang consultants design and manage the installation, maintenance and administration of complex, heterogeneous, multi-site interconnected office networks. Additionally, the Company provides specialty services to its desktop customers, offering both local or remote help desk support.

     In October 1995, Wang built upon its strength in the solutions integration business through the acquisition of BISS Limited ("BISS"), a United Kingdom company which specializes in the design, implementation and support of network computing solutions. The Company believes that with this acquisition, it is one of the largest independent network integrators in the United Kingdom. Through the integration of BISS with the Company's existing network integrating operations in the United Kingdom and Ireland, Wang is focusing on developing network infrastructure solutions, including LAN and WAN interconnection, client/ server architecture and network management solutions.

     In August 1996, Wang added substantially to its networking expertise and market position by acquiring I-NET. The Company believes that I-NET possesses excellent LAN and WAN design, implementation and operations skills. Through I-NET, Wang provides services which include enterprise network integration and operations, network management, data center management, LAN and WAN communications, document management services and IT outsourcing. The Company believes that the combination of Wang's world-wide desktop and international LAN infrastructure with I-NET's domestic LAN and WAN capabilities and WAN monitoring methodology will position the Company as a leading provider of computer networking and outsourcing services.

     The Company believes that Wang Federal, Inc., a wholly owned Wang subsidiary, is one of the top providers of systems integration products and services to the United States federal government. Wang Federal has a long history of delivering to United States government departments and agencies a wide range of information technology products and services, from large centralized systems to distributed information networks. It is involved with numerous civilian and military organizations in developing, installing and maintaining their mission critical systems. Major customers of Wang Federal include the Department of Defense and each of the military services; the Department of State; the General Services Administration; and the Department of Commerce and Transportation. Wang Federal's major contracts for the United States government include NASA's payload management systems for the space shuttle; the Database Machine Contract which provides numerous civilian and Department of Defense agencies with contemporary information technology products and services; and Pension Benefits Guaranty Corporation, for which Wang Federal designed, developed and now operates an accounting system.

     In addition to its networking and integration services, the Services Business has worldwide responsibility for selling and supporting popular third-party hardware and software products, for providing maintenance services to the Company's VS customers and for the Bull GCOS platform and for installing and supporting office networks. As part of its strategy in the multi-vendor services market, the Company targets growth segments of the market, including services for desktop systems, helpdesk and service and support for high-end UNIX systems. To implement this strategy, the Company is continuing to build upon the Bull acquisition as a foundation for growth, to support VS and GCOS customer transition strategies from existing proprietary systems to client/server applications and to service the needs of its VS minicomputer customers by offering upgrade software, service and open system coexistence and migration software. In May 1996, the Company acquired Dataserv, a leading computer maintenance and support services for point-of-sale retail scanners and registers and popular industry-standard servers and desktop products, as well as application helpdesk and network integration services. Dataserv services companies in the banking and financial services, insurance, retail and manufacturing industries.

     The Company offers a range of services and support for client/server applications, including users of numerous desktop systems (AST, Dell, Leading Edge, NEC, Packard Bell, Printronix and Zenith Data Systems), users of networking products (Bay Networks and Novell) and end-user help desk services (Leading Edge, NEC, Packard Bell and Tricord). The Company supports and maintains more than 3,500 third party products from more than 300 vendors through its worldwide network of high quality, well-trained customer engineers, telephone support centers and logistics operations. The Company employs more than 2,000 technical support professionals worldwide, and offers support from locations throughout the United States, in a number of European countries, the Far East, Australia and Latin America.

     The Wang-Microsoft alliance announced in April 1995 expands Wang's role as an authorized provider of a full range of end-user support services for Microsoft products. This support includes on-site network design and installation consulting, network integration, migration support, workflow and imaging services and end-user help desk services. Wang has also provided support services for Windows 95 users in Australia since the product's introduction in August 1995.

     Currently, a significant source of the Company's revenue remains the servicing, upgrading and enhancement of its installed base of its VS systems. The introduction of several new processors, the VS9000 and VS12000 in 1993, the VS6230 Turbo upgrade in 1994 and the VS16000 Model 850 in 1996 as well as enhanced peripherals, an improved operating system and expanded support services is evidence of Wang's continuing commitment to its VS customers. Additionally, the Company has enhanced certain VS applications to offer coexistence with and migration to the Company's new work management software products. The Company's support for its VS line not only allows customers to continue to gain value from their VS investments, but also facilitates their transition to open systems when, or if, they desire. Wang maintains an electronic main gateway between Microsoft's Exchange communication server product and Wang's VS Office. This will allow the large installed base of VS Office users to coexist with Microsoft Mail and Exchange users. The addition of Bull's United States customer services business and five sales and service subsidiaries has resulted in Wang providing service and support on an exclusive basis to users of Bull GCOS platforms in the United States, including the United States government, Canada, Mexico and Australia. While the Company fully intends to continue supporting and servicing these important customer groups, the Company expects that revenues from servicing and enhancing its installed base of VS systems which have been declining at a fairly predictable rate over recent years, in part due to the declining sales of new VS systems and Bull GCOS platforms collectively will continue to decline during fiscal 1997 at the rate of 20% to 25% per annum.

General

     The Company is approaching the markets for its software products with a two-pronged sales strategy: the sale of software through a direct sales force, and the sale of software through software vendors, distributors, value-added resellers ("VARs"), application providers and system integrators. Wang's direct sales force is focusing on selling software to a distinct set of customers in selected vertical markets, targeting such industries as federal, state and local government, banking, financial services, insurance and health care, as well as customers who possess a large installed base of Wang equipment. In these direct sales accounts, Wang will typically partner with a systems integrator or vertically oriented VAR to provide a turn-key solution for the customer.

     The Company sells its services offerings predominantly through a direct sales effort. Wang's direct sales force sells to both end-user customers as well as large OEMs.

     Wang Laboratories, Inc. is a Delaware corporation. The Company's principal office is located at 600 Technology Park Drive, Billerica, Massachusetts 01821 and its telephone number is (508) 967-5000.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby.

                              SELLING STOCKHOLDERS

     In January 1997, the Company issued 285,729 shares of Common Stock to some of the stockholders of Sigma in partial payment of the purchase price for the acquisition by the Company of Sigma.

     None of the Selling Stockholders holds any position or officer with, or has had a material relationship with, the Company, other than as stockholders of the Company or a subsidiary of the Company (although no such employee is an executive officer of the Company).

     The following table lists the number of shares of Common Stock owned as of December 31, 1996, the number of shares of Common Stock offered for sale in this offering, and the number of shares of Common Stock that would be owned upon completion of this offering (assuming all shares offered hereby are sold) by each of the Selling Stockholders.


                                                                                           NUMBER OF SHARES
                                         NUMBER OF SHARES OF          NUMBER OF            OF COMMON STOCK
                                            COMMON STOCK           SHARES OF COMMON       BENEFICIALLY OWNED
      NAME OF SELLING STOCKHOLDER        BENEFICIALLY OWNED      STOCK OFFERED HEREBY       AFTER OFFERING
---------------------------------------  -------------------     --------------------     ------------------
Beizer, Mordechai......................        146,211                  135,545                 10,666(1)
Gan, Adrienne..........................            226                       26                    200
Stratigos, William.....................        142,211                  135,545                  6,666(1)
Evelyn Katz custodian for Daniel Katz
  under NYUGMA.........................          7,134                    7,134                      0
Evelyn Katz custodian for Phillip Katz
  under NYUGMA.........................          7,134                    7,134                      0
Mann, Richard..........................          2,605                      105                  2,500(1)
Yien, Richard..........................            214                      214                      0
Zakon, Stuart..........................             26                       26                      0


---------------
(1) Those shares which are listed as beneficially owned but which are not being offered hereby are issuable upon the exercise of outstanding stock options which are either currently exercisable or will become exercisable within 60 days following December 31, 1996.

                              PLAN OF DISTRIBUTION

     The Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at market prices prevailing at the time of sale, prices related to the then current market price or at negotiated prices, including pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iii) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Selling Stockholders may also pledge Common Stock as collateral for margin accounts and such Common Stock could be resold pursuant to the terms of such accounts. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for the other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation shall be negotiated immediately prior to sale and which, as to a particular broker-dealer, may be in excess of customary compensation). Any broker-dealer may act as broker-dealer on behalf of one or more of the Selling Stockholders in connection with the offering of certain of the shares by Selling Stockholders. The Selling Stockholders have indicated to the Company that they do not intend to sell the Common Stock offered hereby in underwritten transactions.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the sale of shares pursuant to this Prospectus. Additionally, the Company will pay the expenses incurred in connection with this offering, other than brokerage commissions, underwriting fees or expenses and legal or accounting expenses incurred by the Selling Stockholders.

     In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any of the Company's securities except as permitted under the Exchange Act. Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     The public offering by the Selling Stockholders of the shares covered hereby will terminate on the earlier of (i) two (2) years after the date of this Prospectus or (ii) the date on which all shares offered hereby have been sold by the Selling Stockholders. The Selling Stockholders have agreed to discontinue disposition of the Common Stock covered hereby in certain circumstances, including upon receipt of notice from the Company that there exists material undisclosed information which the Company has a bona fide business purpose for keeping confidential.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and schedule of Wang Laboratories, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of I-NET, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Dataserv, Inc. as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                             NATURE OF EXPENSE                             AMOUNT TO BE PAID
    -------------------------------------------------------------------    -----------------
    SEC registration fee...............................................        $1,862.00
    Legal (including Blue Sky) and accounting fees and expenses of the          2,000.00
      Company..........................................................
    Printing fees and expenses.........................................         2,500.00
    Miscellaneous......................................................         1,000.00
                                                                               ---------
              TOTAL....................................................        $7,362.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of Registrant's Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER
-------
 2.1(1)    Amended and Restated Reorganization Plan dated September 20, 1993
 4.1(2)    Certificate of Incorporation, as amended to date
 4.2(2)    Bylaws of Registrant, as amended to date
 4.3(1)    Form of Stock Certificate for Common Stock
 5.1(3)    Opinion of Hale and Dorr LLP
23.1(3)    Consent of Ernst & Young LLP, Independent Auditors
23.2(3)    Consent of KPMG Peat Marwick LLP
23.3(3)    Consent of Coopers & Lybrand L.L.P.
23.4(3)    Consent of Hale and Dorr LLP
24.1(3)    Power of Attorney


---------------

 (1) Filed as an exhibit to the Registrant's on Form 8-A filed on September 27, 1993 and incorporated herein by reference.


 (2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 and incorporated herein by reference.


(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-3 filed on January 14, 1997 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts this 7th day of February, 1997.


                                          WANG LABORATORIES, INC.

                                          By: /s/ FRANKLYN A. CAINE
                                            ------------------------------------
                                            Franklyn A. Caine
                                            Executive Vice President and
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on this 7th day of February, 1997, in the capacities indicated:



                SIGNATURE                                TITLE                      DATE
------------------------------------------  --------------------------------  -----------------

           /s/ JOSEPH M. TUCCI*             Chairman of the Board, Chief      February 7, 1997
------------------------------------------  Executive Officer and Director
             Joseph M. Tucci                (Principal Executive Officer)

          /s/ FRANKLYN A. CAINE*            Executive Vice President and      February 7, 1997
------------------------------------------  Chief Financial Officer
            Franklyn A. Caine               (Principal Financial Officer)

         /s/ GREGORY C. THOMPSON*           Vice President and Corporate      February 7, 1997
------------------------------------------  Controller (Principal Accounting
           Gregory C. Thompson              Officer)

          /s/ DAVID A. BOUCHER*             Director                          February 7, 1997
------------------------------------------
             David A. Boucher

          /s/ MICHAEL W. BROWN*             Director                          February 7, 1997
------------------------------------------
             Michael W. Brown

          /s/ MARCIA J. HOOPER*             Director                          February 7, 1997
------------------------------------------
             Marcia J. Hooper

          /s/ JOSEPH J. KROGER*             Director                          February 7, 1997
------------------------------------------
             Joseph J. Kroger

         /s/ RAYMOND C. KURZWEIL*           Director                          February 7, 1997
------------------------------------------
           Raymond C. Kurzweil

           /s/ AXEL J. LEBLOIS*             Director                          February 7, 1997
------------------------------------------
             Axel J. Leblois

          /s/ FREDERICK A. WANG*            Director                          February 7, 1997
------------------------------------------
            Frederick A. Wang


---------------

* Executed by Power of Attorney